[Letterhead of Cadwalader, Wickersham & Taft]

May 3, 2001

BY EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20545
Attention: Filing Desk

Re:	The Bear Stearns Companies Inc. Registration Statement on Form S-3 (File No. 333-52902)

Ladies and Gentlemen:

On behalf of The Bear Stearns Companies Inc., a Delaware corporation, and pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, we hereby transmit for filing a Prospectus Supplement, Subject to Completion, dated May 3, 2001, to the Prospectus, dated January 11, 2001 included as part of the above-referenced Registration Statement. In accordance with Rule 424(e), the upper right corner of the cover page of the Prospectus Supplement contains the following caption: "Filed Pursuant to Rule 424(b)(5), File No. 333-52902."

Very truly yours,

/s/ Dennis J. Block

Dennis J. Block